Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on September 22, 2020

Registration Statement No. 333-229068-06

**Full Pxing Details** $1.6+BN GMF Automobile Leasing Trust (GMALT 2020-3)

Joint Leads: Wells Fargo (str), BofA, BMO, Goldman Sachs

Co-Managers : CIBC, Lloyds, Mufg, Scotia, Soc Gen

Selling Group: Williams

(Min Rtgs)
CL	AMT (MM)	WAL^	S&P/Mdys	L.FIN	BENCH	SPREAD	CPN%	YLD%	$PRICE
A1	$205.000	0.24	A-1+/P-1	10/21	IntL	-4	.17814%	.17814%	$100.00000
A2A	$497.130	0.96	AAA/Aaa	11/22	EDSF	+13	.35%	.357%	$99.99353
A2B	$50.000	0.96	AAA/Aaa	11/22	1mL	+13	1mL +13		$100.00000
A3	$517.200	1.73	AAA/Aaa	08/23	EDSF	+24	.45%	.456%	$99.99042
A4	$140.260	2.19	AAA/Aaa	10/24	ISWPS	+30	.51%	.517%	$99.98600
B	$76.080	2.38	AA/Aa2	10/24	ISWPS	+55	.76%	.769%	$99.98170
C	$70.830	2.52	A/A2	10/24	ISWPS	+90	1.11%	1.120%	$99.98165
D	$43.720	2.63	BBB/Baa2	02/25	ISWPS	+150	1.71%	1.721%	$99.98751

^ WAL is to 100% PPC to Maturity

-Transaction Summary-

* Size:	$1.6+BN
* Format:	SEC Registered
* Ratings:	S&P / Moodys
* Ticker:	GMALT 2020-3
* Bill & Deliver:	Wells Fargo
* Erisa Eligible:	Yes
* Min Denoms:	$1k / $1k
* Expected Settle:	09/29/2020
* First Pay Date:	10/20/2020
* Expected Pricing:	PRICED

-Available Information-
* Preliminary Prospectus
* Ratings FWP
* CDI
* Intexnet Dealname: wsgmalt202003 Password: X76Y
* URL: https://dealroadshow.com Passcode: GMALT2020-3 (case-sensitive)
* Direct Link: https://dealroadshow.com/e/GMALT2020-3

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT http://WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS BY CALLING 1-800-326-5897.